AMEREN CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                      (Millions of Dollars, Except Ratios)


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

                                                                                              Year Ended December 31,
                                                                                1998        1999        2000        2001       2002
                                                                                ----        ----        ----        ----       ----

Net income from continuing operations                                            386         385         457         476        382
Income taxes                                                                     266         253         298         305        237
Fixed charges                                                                    206         193         205         223        239

Less:
Preference security dividend requirements of consolidated subsidiaries           (22)        (21)        (20)        (20)       (18)
                                                                                -----       -----       -----       -----      -----

Total earnings                                                                   836         810         940         984        840


Fixed Charges:

Interest expense                                                                 182         168         180         199        219
Estimated interest costs within rental expense                                     3           4           4           4          3

Preference security dividend requirements of consolidated subsidiaries:
     Preference dividends of consolidated subsidiaries                            13          13          12          12         11
     Adjustment to pre-tax basis                                                   9           8           8           8          7
                                                                                -----       -----       -----       -----      -----
                                                                                  22          21          20          20         18


Total fixed charges                                                              207         193         204         223        240


Ratio of Earnings to Fixed Charges                                              4.06        4.20        4.59        4.42       3.51

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